CODE OF ETHICS FOR THE

CEO AND CFO

of

ABX AIR, INC.

_________________________

At ABX Air (the "Company"), we recognize that we are judged by our conduct. Reliability, honesty, personal accountability, and trustworthiness are key elements of our success. We have published a Code of Conduct that we expect all employees to follow. We require our employees to manifest that Code in their behavior. Our employees strive to maintain a high level of business and personal ethics and are committed to complying with the spirit and the letter of the law, acting in a manner that justifies public trust and confidence. In addition to the requirements of our Code of Conduct, our CEO and CFO (the "Senior Financial Officers") are subject to the requirements of this additional Code of Ethics.

In carrying out their duties, each Senior Financial Officer must:

Conflicts of Interest

Act at all times with integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

Neither accept nor request any personal loans or other extension of credit from the Company.

Promptly disclose to the General Counsel of the Company the nature of any conflict of interest or any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest or the appearance of a conflict of interest. The General Counsel shall report to the Audit Committee any potential conflict of interest for which a waiver is being sought or any actual conflict of interest that has resulted in a violation of this Code of Ethics.

Public Reporting

Provide in the Company's reports filed with the Securities and Exchange Commission and other public communications, disclosure that is full, fair, accurate, complete, objective, timely, and understandable.

Reflect any material correcting adjustments identified by the Company's independent auditors in the financial statements and reports.

Promptly report to the Audit Committee any untrue statements of material fact or any omission of a material fact that may affect the financial statements or disclosures made by the Company in its public filings.

Keep abreast of emerging financial issues relevant to stockholders and other stakeholders.

Act without misrepresenting material facts or circumstances and without seeking to influence or hinder the Company's independent auditors in any way in the performance of their engagements.

Internal Controls

Promptly report to the Audit Committee any information concerning material deficiencies in the design or operation of disclosures and internal controls.

Promptly report to the Audit Committee any fraud, whether material or not.

Compliance with Laws and Code of Ethics

Comply with applicable laws, rules and regulations of all U.S. and non-U.S. governmental entities and public regulatory agencies, including the Federal Aviation Administration, the Department of Labor, the Securities and Exchange Commission, and any exchanges on which ABX's securities may be listed.

Promptly report to the General Counsel of the Company or the Audit Committee any violations or suspected violations of (i) applicable laws or governmental rules and regulations by the Company, its directors, officers or other employees or (ii) suspected violations of this Code of Ethics by the Company. If the General Counsel, after conducting a reasonable inquiry, concludes that there is evidence of a material violation of any law or regulation or this Code of Ethics, he or she will promptly report such violation to the Audit Committee.

Personal Conduct

Act objectively, not allowing professional, independent judgment to be compromised.

Prohibit retaliation against any employee who may have provided in good faith evidence of fraud or alleged fraud within the Company.

Accountability

Certain bonuses and equity compensation received by the CEO and CFO must be forfeited as required by applicable law if the Company is required to prepare an accounting restatement due to material non-compliance by the Company, as a result of misconduct, with any financial reporting requirements under the securities laws.

The Audit Committee will determine, or designate appropriate persons to determine, disciplinary actions to be taken in the event of violations of this Code of Ethics. Such actions will be designed to deter future violations and promote accountability to this Code of Ethics. Disciplinary actions for failure to comply with this Code of Ethics or the Company's Code of Conduct for Conducting Business may include termination.

Waivers and Amendments

Only the Audit Committee is authorized to grant waivers of this Code of Ethics.

Any amendment or modification of this Code of Ethics shall require approval of the Board.

All amendments or waivers of this Code of Ethics will be promptly disclosed as required by law and the rules of any exchanges on which the Company's securities may be listed.

This Code of Ethics is a statement of certain fundamental principles, policies and guidelines that govern the Company's senior financial officers in the conduct of the Company's business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, stockholder or any other person or entity.

Last Reviewed: February 10, 2005

Last Modified: February 10, 2005